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EXHIBIT 10-11
LEASE EXTENSION

December 15, 1997

To the Lease between Fin-West Group ("Lessor") and First Mortgage Corporation ("Lessee"), original Lease dated January 1st, 1992 for 3230 Fallow Field Drive, Diamond Bar, CA 91765, anything in the Lease or any Addendum to the contrary not withstanding, it is understood and agreed as follows:

1. Whereas the expiration of said Lease Extension for the fifth year expires on December 31, 1997, and whereas Lessee desires to remain in possession of the existing said premises, Lessee wishes to have the right to extend the Lease three (3) times, each time for one (1) additional year, starting January 1, 1998. This Lease Extension supersedes the Lease Extension in the original Lease, and Lessor will renew the Lease for an additional period under the original Lease terms, provisions, and conditions with the exception that the monthly rental thereof shall become $22,000.00 commencing April 1, 1998.

2. Lessee agrees to notify Lessor of its intention to re-lease or vacate said premises with at least thirty (30) days written notice prior to the expiration date of said extended lease term.

By:  CLEM ZIROLI
LESSOR/FIN-WEST GROUP

DATE:  12/15/97

BY:  PAC DONG
LESSEE/FIRST MORTGAGE CORPORATION

DATE 12/15/97